EXHIBIT 99.1

INFOSPACE APPOINTS INTERIM CFO

BELLEVUE, Wash. – April 7, 2006 – InfoSpace, Inc. (NASDAQ: INSP), a leading provider of mobile content, applications and infrastructure, today announced the appointment of Allen Hsieh as interim Chief Financial Officer. He replaces David Rostov who announced his plans to resign in January. The Company is actively conducting a search to hire a permanent CFO.

“We thank David for his contribution over the past three years and wish him a successful future,” said Jim Voelker, chairman and chief executive officer of InfoSpace. “We are pleased that Allen has agreed to take on the additional responsibility. He has done a tremendous job over the past three years as our chief accounting officer and will help ensure a seamless transition.”

Mr. Hsieh’s experience includes roles as Vice President Finance at Terabeam Corporation, a provider of fiberless optics communications. Prior to Terabeam, he was as a partner at PricewaterhouseCoopers LLP, a big four accounting firm, in their accounting and auditing practice.

About InfoSpace

InfoSpace, Inc. (NASDAQ: INSP) drives mobile media innovation. With one of the world’s largest mobile content libraries, InfoSpace makes it easy for consumers to discover, personalize and enjoy their on-the-go experiences. The company uses its superior discovery, merchandising and technology capabilities to help facilitate the delivery of original and licensed content across hundreds of mobile devices and through multiple channels. InfoSpace also mobilizes brands and creates programming and revenue opportunities for mobile operators. The company’s products and services have extensive reach in North America and Europe through carriers such as Cingular Wireless, Sprint Nextel, T-Mobile, Verizon Wireless, and Virgin Mobile; in partnership with world-class brands such as Cablevision and Fox News; and through online Web sites such as Dogpile (Dogpile.com), which showcase the company’s leading metasearch technology and key advertising partnerships with companies like Google, Yahoo!, Verizon SuperPages and Yellowpages.com.

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Source: InfoSpace, Inc.

Contact:

Media:

Jeff Hansen, InfoSpace

425.201.8618

jeff.hansen@infospace.com

Investors:

Stacy Ybarra, InfoSpace

(425) 709-8127

stacy.ybarra@infospace.com